Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Second Quarter 2012 Operating Results and Raises 2012 Guidance

North Miami Beach, FL, August 1, 2012 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and six months ended June 30, 2012.

Highlights of the quarter and recent activity include:

•	Generated Funds From Operations (FFO) of $0.28 per diluted share for the quarter and $0.54 for the six months ended June 30, 2012
•	Generated Recurring FFO of $0.28 per diluted share for the quarter and $0.55 for the six months ended June 30, 2012
•	Increased same property net operating income for the second quarter by 0.7% as compared to 2011 and 2.7% for the six months ended June 30, 2012 as compared to 2011
•	Increased core occupancy to 91.8%, up 60 basis points from March 31, 2012
•	Increased same property occupancy by 30 basis points to 91.8% from March 31, 2012
•

Executed 131 new leases, renewals, and options totaling 431,596 square feet at an average rent spread of 6.5%, which included 50 new leases totaling 118,290 square feet at an average rent spread of 12.3%

•	Acquired a retail development site in the Bronx, New York from the New York City Economic Development Corporation
•	Entered into a contract to acquire a retail condominium in New York City for $27.5M
•	Raised 2012 Recurring FFO guidance to $1.08 to $1.12 per diluted share

“We are pleased with our year to date results driven by stronger fundamentals and a robust development and redevelopment pipeline,” said Jeff Olson, CEO. “Our strategy remains concentrated on simplifying and purifying our portfolio with an intense focus on improving retail assets in urban communities.”

Financial Highlights

In the second quarter 2012, the company generated FFO of $34.3 million, or $0.28 per diluted share, as compared to $35.1 million, or $0.29 per diluted share for the same period in 2011. Recurring FFO was $34.6 million, or $0.28 per diluted share in the second quarter of 2012 as compared to $34.8 million, or $0.29 per diluted share in the second quarter of 2011.

For the six months ended June 30, 2012, the company generated FFO of $67.6 million, or $0.54 per diluted share, as compared to $96.1 million, or $0.81 per diluted share for the same period in 2011. Recurring FFO was $68.9 million, or $0.55 per diluted share for the six months ended June 30, 2012 as compared to $67.9 million, or $0.57 per diluted share for the comparable period of 2011. A reconciliation of net income to FFO and the reconciling components of FFO to Recurring FFO is provided in the tables accompanying this press release.

Net income attributable to Equity One was $2.3 million and earnings per diluted share was $0.02 for the quarter ended June 30, 2012 as compared to net income of $7.0 million, or $0.06 per diluted share, for the second quarter of 2011. Net income for the second quarter of 2012 includes $5.4 million of impairment losses on income producing properties. Net income for the second quarter of 2011 included a gain on the sale of real estate of $4.6 million and impairment losses on income producing properties of $1.3 million.

Net income attributable to Equity One was $21.3 million and earnings per diluted share was $0.18 for the six months ended June 30, 2012 as compared to net income of $42.0 million, or $0.38 per diluted share, for the comparable period in 2011. Net income for the six months ended June 30, 2012 includes a gain on the sale of real estate of $14.3 million and impairment losses on income producing properties of $7.4 million. Net income for the six months ended June 30, 2011 included a gain on bargain purchase of $30.6 million resulting from the Capital & Counties acquisition and impairment losses on income producing properties of $1.3 million.

Operating Highlights

As of June 30, 2012, occupancy for the company’s consolidated core portfolio was 91.8% as compared to 91.2% at March 31, 2012 and 90.2% as of June 30, 2011. On a same property basis, occupancy increased 30 basis points to 91.8% as compared to March 31, 2012 and increased 30 basis points as compared to June 30, 2011.

Same property net operating income increased 0.7% for the second quarter of 2012 as compared to the second quarter of 2011 driven by the West Coast (+4.8%), the Southeast (+1.8%), the Northeast (+0.1%) and Florida (-1.3%). This increase was primarily attributable to an increase in minimum rental income as well as a decrease in bad debt expense, partially offset by a decrease in recovery income. Excluding a cumulative revision to the estimated recovery ratios recognized in the second quarter of 2011 pertaining to tenant retention assumptions and the timing of recoverable expenses, same property net operating income would have increased 1.6% this quarter when compared to the second quarter of 2011.

Same property net operating income increased 2.7% for the six months ended June 30, 2012 as compared to the comparable period of 2011 driven by the West Coast (+8.4%), the Southeast (+1.9%), Florida (+1.5%) and the Northeast (+1.0%).

During the second quarter of 2012, the company executed 131 new leases, renewals, and options totaling 431,596 square feet at an average rent spread of 6.5%. This included 50 new leases in the core portfolio totaling 118,290 square feet at an average rental rate of $20.04 per square foot, representing a 12.3% increase from prior rents on a same space, cash basis. Excluding spaces that were vacant for more than one year, the average rental rate on new leases increased by 19%. The company renewed 81 leases in its core portfolio for 313,306 square feet at an average rental rate of $17.64 per square foot which was a 4.3% increase to prior rents on a same space, cash basis.

Development and Redevelopment Activities

At June 30, 2012, the company had approximately $238.6 million of active development and redevelopment projects underway. The Company’s largest development project is The Gallery at Westbury Plaza, a $145 million development located on Old Country Road in Nassau County, New York. The project will be anchored by many leading retailers including Saks Fifth Avenue OFF 5TH, Nordstrom Rack, Bloomingdale’s Outlet, Trader Joe’s, The Container Store, SA Elite, Old Navy, Ulta, and The Shake Shack. The project is expected to open later this month.

The company announced that it will begin phase one of the expansion of Serramonte Mall during the third quarter of this year with the construction of a two story, 83,000 square foot store for Dick’s Sporting Goods. Total costs are estimated to be approximately $18 million for this phase.

The company has nine additional projects under redevelopment at an expected cost of $39.0 million. These projects will include retailers such as LA Fitness, Publix, CVS Pharmacy, Marshalls, Academy Sports, and Burlington Coat Factory.

During the quarter, the company acquired a development site in the Bronx, New York on 230th Street and Broadway from the New York City Economic Development Corporation. The site is directly off the Major Deagon Expressway and is one block from the 231st Street subway station. The area is heavily populated with over 850,000 people living within a three mile radius. The development plan anticipates constructing 130,000 square feet of big box retail on two levels with an initial project budget of approximately $55 million, including the cost of the land. The company anticipates the project will open in late 2014.

Investing and Financing Activities

During the quarter, the company entered into a contract to acquire an 18,474 square foot urban retail condominium located on Second Avenue, between 64th and 65th Street, in New York City for $27.5M. The property has four tenants including a CVS Pharmacy and a 7-Eleven, and includes retail frontage covering an entire city block.

Subsequent to quarter end, the company increased its unsecured seven year term loan by $50 million through the exercise of the accordion feature. The term loan bears interest at the annual rate of LIBOR plus 190 basis points subject to a pricing grid for changes in the company’s credit ratings. The company also entered into an interest rate swap to convert the $50 million term loan’s LIBOR rate to a fixed interest rate, providing the company an effective fixed interest rate of 3.0% per annum for this portion of the loan based on the company’s current credit ratings.

Balance Sheet Highlights

At June 30, 2012, the company’s total market capitalization (including debt and equity) was $4.1 billion, comprising 125.4 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.7 billion and approximately $1.4 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt to total market capitalization was 33.9%. In addition, at June 30, 2012, the company had approximately $32.5 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $101.0 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company updated and raised its guidance for 2012 estimating that Recurring FFO per diluted share will be $1.08 to $1.12 per diluted share as compared to its previous guidance of $1.04 to $1.12 per diluted share. Recurring FFO excludes debt extinguishment gains/losses, land sale gains, impairment charges, transaction costs and other non-recurring income or charges. The updated guidance reflects operating results achieved during the first six months and reflects the company’s expectations for the remainder of the year including:

•	Same property net operating income growth of 1.5% to 2.5% for 2012;
•	Same property occupancy growth of 50 basis points as compared to December 31, 2011; and
•	Incremental dispositions of $75 million.

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2012:

	For the year ended December 31, 2012
	Low	High
Estimated net income attributable to Equity One	$0.36	$0.39

Adjustments:

Rental property depreciation and amortization including impairments and pro rata share of joint ventures	0.74	0.75
Net adjustment for unvested shares and non-controlling interest (1)	0.06	0.07
Gain on disposal of depreciable assets, net of tax	(0.10)	(0.11)

Estimated FFO attributable to Equity One	$1.06	$1.10

Transaction costs	0.04	0.04
Gain on land sales	(0.02)	(0.02)

Estimated Recurring FFO attributable to Equity One	$1.08	$1.12

(1)	Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating earnings per diluted share.

Dividend Declared

On July 30, 2012, the company’s Board of Directors declared a cash dividend of $0.22 per share of its common stock for the quarter ending September 28, 2012, payable on September 30, 2012 to stockholders of record on September 14, 2012.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” We also believe that Recurring FFO is a useful measure of our core operating performance that facilitates comparability of historical financial periods.

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

FFO and Recurring FFO is presented to assist investors in analyzing our operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, August 2, 2012 at 9:00 a.m. Eastern Time to review its 2012 second quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (866) 277-1184 (U.S./Canada) or (617) 597-5360 (international) using pass code 66461067. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 35824520 through August 9, 2012.

FOR ADDITIONAL INFORMATION

For a copy of the company’s second quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of June 30, 2012, our consolidated property portfolio comprised 165 properties totaling approximately 16.8 million square feet of gross leasable area, or GLA, and included 142 shopping centers, 11 development or redevelopment properties, five non-retail properties and seven land parcels. As of June 30, 2012, our core portfolio was 91.8% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 17 shopping centers and two office buildings totaling approximately 2.8 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(Unaudited)

(In thousands, except share par value amounts)

	June 30 2012	December 31 2011
ASSETS
Properties:
Income producing	$3,101,916	$2,931,756
Less: accumulated depreciation	(322,589)	(294,023)

Income producing properties, net	2,779,327	2,637,733
Construction in progress and land held for development	160,290	111,844
Properties held for sale or properties sold	8,616	58,498

Properties, net	2,948,233	2,808,075
Cash and cash equivalents	31,276	10,963
Cash held in escrow and restricted cash	1,252	92,561
Accounts and other receivables, net	12,636	17,790
Investments in and advances to unconsolidated joint ventures	53,781	50,158
Mezzanine loans receivable, net	64,690	45,279
Goodwill	8,401	8,406
Other assets	178,765	189,339

TOTAL ASSETS (including $111,500 and $109,200 of consolidated variable interest entities at June 30, 2012 and December 31, 2011, respectively*)	$3,299,034	$3,222,571

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$429,693	$470,687
Unsecured senior notes payable	681,136	691,136
Term loan	200,000	—
Unsecured revolving credit facilities	101,000	138,000

	1,411,829	1,299,823
Unamortized premium on notes payable, net	6,104	8,181

Total notes payable	1,417,933	1,308,004
Other liabilities:
Accounts payable and accrued expenses	54,889	50,514
Tenant security deposits	8,878	8,455
Deferred tax liability	14,529	14,709
Other liabilities	184,415	164,188
Liabilities associated with assets held for sale or sold	—	28,695

Total liabilities (including $63,600 and $61,900 of consolidated variable interest entities at June 30, 2012 and December 31, 2011, respectively*)	1,680,644	1,574,565

Redeemable noncontrolling interests	22,621	22,804
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 112,727 and 112,599 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1,127	1,126
Additional paid-in capital	1,592,136	1,587,874
Distributions in excess of earnings	(199,422)	(170,530)
Accumulated other comprehensive loss	(6,003)	(1,154)

Total stockholders’ equity of Equity One, Inc.	1,387,838	1,417,316

Noncontrolling interests	207,931	207,886

Total equity	1,595,769	1,625,202

TOTAL LIABILITIES AND EQUITY	$3,299,034	$3,222,571

* The assets of these entities can only be used to settle obligations of the variable interest entities and the liabilities include third party liabilities of the variable interest entities for which the creditors or beneficial interest holders do not have recourse against us other than for customary environmental indemnifications and non-recourse carve-outs.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

For the three and six months ended June 30, 2012 and 2011 (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUE:
Minimum rent	$62,591	$55,000	$123,318	$108,006
Expense recoveries	18,641	16,882	36,562	32,609
Percentage rent	791	621	2,745	2,075
Management and leasing services	500	641	1,304	1,107

Total revenue	82,523	73,144	163,929	143,797

COSTS AND EXPENSES:
Property operating	21,983	20,495	44,008	40,988
Rental property depreciation and amortization	23,024	20,745	44,704	39,473
General and administrative	10,627	13,336	22,187	25,316

Total costs and expenses	55,634	54,576	110,899	105,777

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	26,889	18,568	53,030	38,020
OTHER INCOME AND EXPENSE:
Investment income	1,584	967	3,029	1,660
Equity in (loss) income of unconsolidated joint ventures	(152)	(98)	(340)	268
Other (loss) income	(7)	25	134	156
Interest expense	(17,843)	(17,389)	(35,212)	(34,940)
Amortization of deferred financing fees	(616)	(558)	(1,209)	(1,097)
Gain on bargain purchase	—	—	—	30,561
Gain on sale of real estate	—	4,606	—	4,606
Gain on extinguishment of debt	436	213	343	255
Impairment loss	(3,948)	(145)	(3,948)	(145)

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	6,343	6,189	15,827	39,344
Income tax benefit of taxable REIT subsidiaries	15	174	61	307

INCOME FROM CONTINUING OPERATIONS	6,358	6,363	15,888	39,651

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	156	3,669	(16)	7,324
(Loss) gain on disposal of income producing properties	—	(13)	14,269	(13)
Impairment loss on income producing properties held for sale	(1,493)	(1,277)	(3,425)	(1,277)
Income tax benefit of taxable REIT subsidiaries	—	379	—	811

(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(1,337)	2,758	10,828	6,845

NET INCOME	5,021	9,121	26,716	46,496

Net income attributable to noncontrolling interests – continuing operations	(2,753)	(2,148)	(5,466)	(4,547)
Net loss attributable to noncontrolling interests – discontinued operations	—	13	—	30

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$2,268	$6,986	$21,250	$41,979

EARNINGS (LOSS) PER COMMON SHARE – BASIC:
Continuing operations	$0.03	$0.04	$0.09	$0.32
Discontinued operations	(0.01)	0.03	0.10	0.06

	$0.02	$0.06 *	$0.18 *	$0.38

Number of Shares Used in Computing Basic Earnings per Share	112,715	108,942	112,682	107,605

EARNINGS (LOSS) PER COMMON SHARE – DILUTED:
Continuing operations	$0.03	$0.04	$0.09	$0.32
Discontinued operations	(0.01)	0.03	0.09	0.06

	$0.02	$0.06 *	$0.18	$0.38

Number of Shares Used in Computing Diluted Earnings per Share	113,210	109,112	112,940	107,768

*	Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Net income attributable to Equity One, Inc.	$2,268	$6,986	$21,250	$41,979
Adjustments:

Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	23,022	24,781	44,780	47,774
Net adjustment for unvested shares and noncontrolling interest (1)	2,499	2,108	4,998	4,523
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,086	835	2,243	1,440
Impairments of depreciable real estate, net of tax (2)	5,441	1,277	7,373	1,277
Gain on disposal of depreciable assets, net of tax (2)	—	(930)	(13,086)	(930)

Funds From Operations	$34,316	$35,057	$67,558	$96,063

Transaction costs associated with acquisition and disposition activity, net of tax	711	3,472	2,170	6,181
Impairment of goodwill, net of tax	—	145	—	145
Gain on debt extinguishment, net of tax	(436)	(213)	373	(255)
Gain on land sales (2)	—	(3,663)	(1,183)	(3,663)
Gain on bargain purchase	—	—	—	(30,561)

Recurring Funds From Operations	$34,591	$34,798	$68,918	$67,910

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three months ended June 30, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)	Includes amounts classified as discontinued operations.

Funds from operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income Attributable to Equity One to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Earnings per diluted share attributable to Equity One, Inc.	$0.02	$0.06	$0.18	$0.38
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.21	0.36	0.40
Net adjustment for unvested shares and noncontrolling interest (1)	0.03	0.01	0.03	0.02
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.02	0.01
Impairments of depreciable real estate, net of tax	0.04	0.01	0.06	0.01
Gain on disposal of depreciable assets	—	(0.01)	(0.11)	(0.01)

Funds From Operations per Diluted Share	$0.28	$0.29	$0.54	$0.81

Transaction costs associated with acquisition and disposition activity, net of tax	0.01	0.03	0.02	0.05
Impairment of goodwill and land held for development, net of tax	—	—	—	—
Gain on debt extinguishment, net of tax	(0.01)	—	—	—
Gain on land sales	—	(0.03)	(0.01)	(0.03)
Gain on bargain purchase	—	—	—	(0.26)

Recurring Funds From Operations per Diluted Share	$0.28	$0.29	$0.55	$0.57

Weighted average diluted shares (2)	124,567	120,470	124,298	118,875

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three months ended June 30, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)

Weighted average diluted shares for the three months ended June 30, 2012 are higher than GAAP diluted weighted average shares as a result of the 11.4 million units held by Liberty International Holdings, Ltd. which are convertible into our common stock and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.